EXHIBIT 5




                               EXHIBIT 5

                                                               January 30, 1998


Fleet Financial Group, Inc.
One Federal Street
Boston, MA 02110

Re: Fleet Financial Group, Inc.
    THE QUICK & REILLY GROUP, INC. STOCK OPTION PLAN
    ------------------------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on January 30, 1998 in connection with the registration under the Securities Act of 1933, as amended, of 701,838 shares of the Company's Common Stock, $.01 par value, including the associated preferred share purchase rights (the "Common Stock"), reserved for issuance under The Quick & Reilly Group, Inc. Stock Option Plan (the "Plan") to be assumed by the Company in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of September 16, 1997 and amended as of December 12, 1997 among the Company, FFG Acquisition Corp., a wholly-owned subsidiary of the Company, and The Quick & Reilly Group, Inc. ("Quick & Reilly").

We have served as counsel for the Company and, as such, have assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

1.   The Restated Articles of Incorporation of the Company, as amended;

2.   The By-Laws of the Company, as amended;

3.   The Plan;

4.   All corporate  minutes and proceedings of the Company  relating to the Plan
     and  the  issuance  of  the  Common  Stock  being   registered   under  the
     Registration Statement; and

5.   The specimen certificate of Common Stock.

We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

Based upon such examination, it is our opinion that the Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plan, will be legally issued, fully paid and non-assessable.

V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a subsidiary of the Company, and beneficially owns 4,052 shares of Common Stock.

We hereby consent to the use of our name in and the use of this opinion in connection with the Registration Statement and all amendments thereto.

                                               Very truly yours,

                                               EDWARDS & ANGELL

                                               By:  /s/ Laura N. Wilkinson
                                                  ------------------------------
                                                   Laura N. Wilkinson
                                                   Partner